Exhibit 99.1

Moon River Announces Appointment of CFO

EFFINGHAM COUNTY, GA--(Marketwired - Oct 16, 2014) -  Moon River Studios, Inc. (PINKSHEETS: MDNT) announced the appointment of Steven Bahlmann as its new Chief Financial Officer (CFO), Secretary and Treasurer. As CFO, Bahlmann will be responsible for the financial management of the company, accounting, strategic planning, and investor relationships.

Prior to joining Moon River Studios, Bahlmann was CFO for Markmann Nutraceuticals, Inc. Markmann was a startup contract nutraceutical manufacturer that Bahlmann co-founded. Markmann's success led to its acquisition less than 2 years after it opened its doors. Prior to that, Bahlmann was CFO for the private equity owned Junior Sports Corporation, a junior sports training academy that boasts Hank Haney and Ivan Lendl as lead instructors.

"I am very excited to be on the Moon River Studios team and help this new company grow. I strongly believe that Moon River Studios will have a major positive impact on Effingham County and the surrounding region," stated Mr. Bahlmann.

"Steven has a proven track record as a CFO, where he has significantly improved financial operations and positioned companies for long-term success," said Jake Shapiro, CEO of Moon River Studios. "We're confident in Steven, and know that his leadership as part of our executive team will help propel us forward."

Mr. Bahlmann earned his degree in accounting at the University of Northern Iowa, is a CPA and is a member of the AICPA. He spent the first 5 years of his career with McGladrey, LLP, a national accounting and consulting firm.

About Moon River Studios, Inc.

Moon River Studios, Inc. (PINKSHEETS: MDNT) is a Georgia, U.S. based film production company. In 2013, the Company entered into a lease agreement with the Effingham County Industrial Development Authority ("IDA") whereby it has beneficial ownership of 1560 acres of land in Effingham County. The Company plans to construct motion picture studios and other related amenities on the property for film production. These facilities will include sound stages, production and post production offices, editing suites, warehouses, mills and set fabrication facilities. We refer to this fully integrated film production campus as a "Studioplex."

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor"for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned or required capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of, the company. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and other risks and uncertainties described in the Company's periodic filings with the Securities and Exchange Commission.